UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Barnes & Noble, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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On August 25, 2010, the Board of Directors of Barnes & Noble, Inc. sent the following letter to shareholders:

August 25, 2010

PROTECT YOUR INVESTMENT IN BARNES & NOBLE!

ELECT THE COMPANY’S NOMINEES TO YOUR BOARD OF DIRECTORS BY

VOTING THE WHITE PROXY CARD TODAY

Dear Fellow Barnes & Noble Shareholder:

We believe Los Angeles-based investor Ronald Burkle is trying to take control of Barnes & Noble without paying you the premium you deserve for your shares. You can stop this threat to your Company by rejecting Burkle’s proposals and by supporting Barnes & Noble’s Board of Directors at the Annual Meeting on September 28, 2010.

Here’s how:

•	Vote FOR your Board’s nominees

•	Vote AGAINST Burkle’s proposal to allow him to buy up to 30% of the Company’s shares

•	Vote TODAY by telephone or over the Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided

Burkle and his investment vehicle Yucaipa are asking you to support a non-binding shareholder proposal that seeks to weaken the Company’s Shareholder Rights Plan, which is an important protection your Board adopted to prevent shareholders from teaming up to take control of Barnes & Noble without making an offer to pay all shareholders full value. He is also asking you to elect three hand-picked nominees, including himself, to your Board of Directors at the Annual Meeting.

YUCAIPA AND ALETHEIA HAVE A HISTORY OF INVESTING TOGETHER –

DON’T LET THEM FORM A CONTROL BLOC TO STEAL YOUR COMPANY

Burkle began his scheme by rapidly accumulating millions of Barnes & Noble shares at about the same time as another Los Angeles-area investment firm, Aletheia Research & Management. Yucaipa and Aletheia have a history of investing in many of the same companies at about the same time, including Whole Foods, Wild Oats and A&P. Burkle claims he is not working together with Aletheia to gain control of Barnes & Noble, but can you really believe that?

Unlike Barnes & Noble, A&P had no Shareholder Rights Plan, and Yucaipa and Aletheia gained control of A&P without paying other shareholders a premium. Together, Yucaipa and Aletheia own over 60% of A&P.

We believe Burkle and Aletheia’s actions are part of a similar effort to gain creeping control of Barnes & Noble. In their most recent SEC filings, Yucaipa and Aletheia disclosed that together they owned approximately 35% of Barnes & Noble1, and as you can see from the graph below, the timing of their purchases appears to be more than coincidental.

Burkle now seeks your support to weaken the Shareholder Rights Plan so he and Aletheia could increase their stakes to 30% each – or a combined 60%. The 20% ownership limit in the Barnes & Noble Shareholder Rights Plan is the only thing stopping Burkle and Aletheia from jointly gaining control of the Company without paying a control premium – just as they did at A&P.

Burkle didn’t like the Shareholder Rights Plan and he sued the Company earlier this year. But guess what? He LOST. A court of law dismissed every single one of Burkle’s numerous claims.

BURKLE’S ARGUMENTS HAVE BEEN HEARD – AND REJECTED – BY A COURT

OF LAW THAT FOUND FOR BARNES & NOBLE ON EVERY SINGLE CLAIM

Burkle told the Delaware Court of Chancery that he and Aletheia were investing independently. The Court was not convinced and you should not be either!

[1]

Yucaipa also has reserved in its SEC filings the right to make a proposal to acquire all of Barnes & Noble’s shares and propose other M&A transactions involving Barnes & Noble. In addition, Yucaipa notified Barnes & Noble that it requested U.S. antitrust clearance which would permit Yucaipa to acquire all of the stock of Barnes & Noble.

In rejecting Burkle’s lawsuit against the Shareholder Rights Plan, the Court made it clear it believes there is every reason to be concerned that Burkle would team with Aletheia to form a controlling bloc of shares if not for the Rights Plan. Here is what the Court’s opinion said:

•	“[T]he board had good reason to be concerned that these two large investors were capable of and interested in cooperating in a joint effort to take effective voting control of the company.” (p. 25)

•

“[T]he board had a reasonable basis to conclude that Burkle was potentially planning to acquire a controlling stake in Barnes & Noble, or to form a governing bloc with another stockholder like Aletheia….” (p. 66)

•	“…Yucaipa could, along with Aletheia as an admiring and devoted fellow traveler, essentially form a control bloc without paying a control premium…” (p. 71)

•	“[I]t is clear that Aletheia’s Eichler is a big admirer or Burkle and that there is a strong possibility for the immediate formation of a control bloc if the Rights Plan were not in place.” (p. 73)

In addition, the Court specifically stated the current 20% threshold of the Shareholder Rights Plan is reasonable and protects shareholders:

•	Using a “20% trigger…was reasonable…” (p. 84)

•

“In response to this threat that the corporation’s stockholders would relinquish control through a creeping acquisition without the benefit of receiving a control premium, the board adopted a measured pill that protected Barnes & Noble’s shareholders…” (p. 3)

BURKLE BRINGS NO RELEVANT EXPERIENCE, NO INSIGHT, NO BUSINESS PLAN,

NO STRATEGY AND NO TRACK RECORD TO BARNES & NOBLE

Your Company is in the middle of one of the most exciting transformations in the history of bookselling. Management is working hard to execute a digital strategy to spur growth in the rapidly expanding eBook market and build long-term value. Less than a year into this strategy, Barnes & Noble has leveraged its iconic brand to quickly establish itself as a major player in e-commerce and digital content. Today, Barnes & Noble has:

•	Over 40 million customers

•	Over 15 million Barnes & Noble.com accounts

•	The world’s largest eBookstore

•	nook™, the world’s most advanced eReader

•	nook™ wifi, the best eReader for $149 (CNET 6/22/2010)

•	nook™ for iPhone, the number one downloaded e-reading app on the iTunes App Store

•	Strategic partnerships with Best Buy and Hewlett Packard to support its digital platform

In less than a year, Barnes & Noble’s share of total eBook sales has gone from zero to approximately 20%. As disclosed in the latest earnings release, comparable sales at Barnes & Noble.com increased 53% in the past quarter. Barnes & Noble’s digital strategy is supported by the company’s market-leading retail presence and strong relationships with publishers, colleges, and universities, all of which are key factors in the growth of its digital sales.

In contrast, Burkle and his designees have provided no strategic vision and offered no plan for the Company’s future. In the Board’s view, Burkle is pursuing an agenda to elect himself and his handpicked nominees as part of his ongoing effort to take control of your company without paying you full value for your shares.2 We believe Burkle’s slate, if elected, would work to advance his interests and not the interests of all Barnes & Noble shareholders.

PROTECT YOUR INVESTMENT – YOUR BOARD IS WORKING TO DELIVER

FULL VALUE TO ALL BARNES & NOBLE SHAREHOLDERS

A Special Committee consisting of four independent members of your Board, assisted by top independent financial and legal advisors, is now hard at work conducting a review of strategic alternatives. This includes soliciting offers for a potential sale of the Company to maximize value for all shareholders.

Burkle is trying to convince you that the Special Committee lacks independence, but again, the Court in Delaware already heard and rejected this argument. In the Court’s words:

•

“The strategic process is to be led by a special committee of four of the company’s independent directors, a group that does not include any director this decision has found to be non-independent.” (p. 86)

In our view, Burkle’s real motivation is to impede the Special Committee’s process for his own benefit by attempting to have you elect him and his two hand-picked nominees to your Board and seeking your support to weaken the protections of the Shareholder Rights Plan. Electing Burkle and his nominees will serve his interests – not yours.

BURKLE’S NOMINEES ARE NEITHER INDEPENDENT NOR QUALIFIED

While Burkle claims his nominees offer independence, you should ask yourself whether they will be beholden to him. Each is being paid $100,000 simply to run on his slate – and each has other connections to Burkle. In addition, we believe the Burkle slate does not have the experience necessary to build value at Barnes & Noble.

[2]

While Yucaipa’s nominees, if elected, would constitute a minority of the Board, the Board believes Yucaipa’s proposal to elect its nominees, together with its efforts to weaken the Shareholder Rights Plan, are part of a larger plan to obtain control of the Company.

Amazingly, given the importance of technology to Barnes & Noble in building its electronic book business, Burkle has nominated directors—including himself—who have been involved in some of the most spectacular technology and corporate failures in history. For example:

•

Ronald Burkle was part of the Yahoo! Board that rejected an acquisition proposal from Microsoft at $33 per share – possibly the biggest MISSED OPPORTUNITY in the history of technology M&A. Yahoo! stock yesterday traded at less than $14. Burkle was among the “most influential and involved in key decision-making in Yahoo’s disastrous battle with Microsoft.” (“Burkle Is Latest To Leave Yahoo Board.” WSJ.com’s ‘All Things Digital’ Blog. February 16, 2010.)

•

Ronald Burkle and Stephen Bollenbach served together on the Board of troubled homebuilder KB Home until Burkle stepped down in April 2010. The company is currently under SEC investigation for its accounting and disclosure practices.

•	Stephen Bollenbach served on the Board of Time Warner that approved the merger with AOL – possibly the WORST M&A transaction in history in terms of value destruction.

•	Stephen Bollenbach served as lead director at AIG when it almost went bankrupt and needed a $180 billion taxpayer bailout to avoid destroying the world economy.

•

Michael McQuary presided over a stock price decline of nearly 70% during his 2-1/2 year tenure as President of Earthlink. The company characterized his departure as a resignation, but McQuary later publicly admitted that he was “pushed out.” “Business Insider: What would you do?” The Atlanta Journal–Constitution. May 8, 2008.)

SUPPORT YOUR BOARD’S HIGHLY QUALIFIED NOMINEES

BY SIGNING AND RETURNING THE WHITE PROXY CARD TODAY!

Your Board urges you to stop Ron Burkle’s thinly veiled attempt to seize control of Barnes & Noble – VOTE today for your Board’s three highly qualified nominees:

•

Leonard Riggio, Barnes & Noble’s Chairman and Founder is the Company’s largest shareholder and a pioneer in the bookselling business. Starting Barnes & Noble from a single bookstore in 1965, Mr. Riggio has built it into the world’s largest bookseller. The Company has been the nation’s top bookseller brand for seven years in a row and was rated number two in trust among all retailers for the second year in a row, according to the EquiTrend® Brand Study by Harris Interactive®. Mr. Riggio served as Chief Executive Officer of Barnes & Noble from 1986 to 2002. He serves as a director at GameStop Corporation, a national video game retailer he founded. Mr. Riggio has also been inducted into the New York University Entrepreneurship Hall of Fame and the Texas A&M University Retail Hall of Fame.

•

David Golden is a top executive along with AOL founder Steve Case at Revolution LLC, an investment company with a diversified portfolio of innovative consumer-facing businesses, including Zipcar, the world’s largest car-sharing operator. Prior to joining Revolution, Mr. Golden spent 14 years in senior leadership roles at JP Morgan Chase, serving most recently as Vice Chairman and Director of JP Morgan’s global technology, media and telecommunications investment banking practice.

•

Dr. David Wilson is President and CEO of the Graduate Management Admission Council, a not-for-profit education association dedicated to creating access to graduate management and professional education that sponsors the Graduate Management Admission Test (GMAT). In addition to his experience with educational institutions, Dr. Wilson has extensive financial expertise, having worked at Ernst & Young (and its predecessor, Arthur Young & Company) as an Audit Partner, Managing Partner, National Director of Professional Development and a Director of the Ernst & Young Foundation. Dr. Wilson also served on the Boards of Terra Industries Inc. and Laureate Education, Inc. when value-creating sale transactions occurred.

DO NOT LET BURKLE DESTROY BARNES & NOBLE

We urge you to protect your investment and not risk your Company’s future by subjecting Barnes & Noble to the influence of Burkle and his nominees.

Your vote is very important, no matter how many shares you own. Support your Board by voting the WHITE proxy card TODAY by telephone or the Internet, or by signing, dating and returning the enclosed WHITE proxy card.

We thank you for your support,

THE BOARD OF DIRECTORS OF BARNES & NOBLE

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3422

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by Burkle and Yucaipa.

2010 Annual Meeting proxy materials may also be found at http://www.bn2010annualmeeting.com.

Important Information

On August 25, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and white proxy card in connection with its 2010 Annual Meeting and is mailing the definitive proxy statement and white proxy card to its stockholders. Investors and stockholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Investors and stockholders may obtain a free copy of the definitive proxy statement and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov and Barnes & Noble’s website at www.barnesandnobleinc.com. In addition, the definitive proxy statement and other documents filed by Barnes & Noble with the SEC may be obtained from Barnes & Noble free of charge by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

Certain Information Regarding Participants

Barnes & Noble, its directors, director nominees and certain of its officers may be deemed to be participants in the solicitation of Barnes & Noble’s stockholders in connection with its 2010 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Barnes & Noble’s Annual Report on Form 10-K for the year ended May 1, 2010, which was filed with the SEC on June 30, 2010, and its definitive proxy statement for the 2010 Annual Meeting, which was filed with the SEC on August 25, 2010. To the extent holdings by certain participants of Barnes & Noble securities have changed since the amounts contained in the definitive proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Form 4s filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Barnes & Noble’s website at www.barnesandnobleinc.com.

Safe Harbor

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.